Exhibit (j)(2)

Joseph A. Don Angelo

Certified Public Accountant

116 Jackson Avenue

Syosset, New York 11791

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Joseph A. Don Angelo, CPA

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 13 to the registration statement on Form N-1A “Registration Statement” of our report dated February 20, 2007, relating to the financial statements and financial highlights appearing in the December 31, 2006, Annual Report of New Alternatives Fund, Inc. which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm and Financial Statements” in such Registration Statement.

Joseph A. Don Angelo, CPA

/s/ Joseph A. Don Angelo, CPA

Syosset, New York 11791

April 23, 2007